                             MEMORANDUM OF AGREEMENT

            This Memorandum of Agreement is entered into as of this 31st day of March, 2006, between AIM Investment Funds (the "Trust"), on behalf of the funds listed on Exhibit "A" to this Memorandum of Agreement (the "Funds"), and A I M Advisors, Inc. ("AIM"). AIM shall and hereby agrees to waive fees or reimburse expenses of each Fund, on behalf of its respective classes as applicable, severally and not jointly, as indicated in the attached exhibits.

      For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Trust and AIM agree as follows:

      The Trust and AIM agree until the date set forth on the attached Exhibit "A" ( the "Expiration Date") that AIM will waive its fees or reimburse expenses to the extent that expenses (excluding (i) interest; (ii) taxes; (iii) dividend expense on short sales; (iv) extraordinary items; (v) expenses related to a merger or reorganization, as approved by the Funds' Board of Trustees; and (vi) expenses that each Fund has incurred but did not actually pay because of an expense offset arrangement) of a class of a Fund exceed the rate, on an annualized basis, set forth on Exhibit "A" of the average daily net assets allocable to such class. The Board of Trustees and AIM may terminate or modify this Memorandum of Agreement prior to the Expiration Date only by mutual written consent. AIM will not have any right to reimbursement of any amount so waived or reimbursed.

      The Trust and AIM agree to review the then-current waivers or expense limitations for each class of each Fund listed on Exhibit "A" on a date prior to the Expiration Date to determine whether such waivers or limitations should be amended, continued or terminated. The waivers or expense limitations will expire upon the Expiration Date unless the Trust and AIM have agreed to continue them. Exhibit "A" will be amended to reflect any such agreement.

      It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall only bind the assets and property of each Fund, as provided in the Trust's Agreement and Declaration of Trust. The execution and delivery of this Memorandum of Agreement have been authorized by the Trustees of the Trust, and this Memorandum of Agreement has been executed and delivered by an authorized officer of the Trust acting as such; neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Funds, as provided in the Trust's Agreement and Declaration of Trust.

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

      IN WITNESS WHEREOF, the Trust and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                    AIM INVESTMENT FUNDS,
                                    on behalf of the Funds listed in Exhibit "A" to this Memorandum of Agreement

                                    By:     ____________________________________

                                    Title:  ____________________________________

                                    A I M Advisors, Inc.

                                    By:     ____________________________________

                                    Title:  ____________________________________

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

                                   EXHIBIT "A"

                              AIM INVESTMENT FUNDS

FUND                                    EXPENSE LIMITATION       EXPIRATION DATE
----                                    ------------------       ---------------
AIM China Fund
         Class A                               2.05%              June 30, 2007
         Class B                               2.80%              June 30, 2007
         Class C                               2.80%              June 30, 2007
         Institutional Class                   1.80%              June 30, 2007
                                                                  June 30, 2007

AIM Enhanced Short Bond Fund
         Class A                               0.85%              June 30, 2007
         Class C                               1.60%              June 30, 2007
         Class R                               1.10%              June 30, 2007
         Institutional Class                   0.60%              June 30, 2007
                                                                  June 30, 2007

AIM International Bond Fund
         Class A                               1.10%              June 30, 2007
         Class B                               1.85%              June 30, 2007
         Class C                               1.85%              June 30, 2007
         Institutional Class                   0.85%              June 30, 2007
                                                                  June 30, 2007

AIM Japan Fund
         Class A                               1.70%              June 30, 2007
         Class B                               2.45%              June 30, 2007
         Class C                               2.45%              June 30, 2007
         Institutional Class                   1.45%              June 30, 2007

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